UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                Commission File Number 000-51432

                   Chardan South China Acquisition Corporation
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             (Exact name of registrant as specified in its charter)

                            625 Broadway, Suite 1111
                               San Diego, CA 92101
                                 (619) 795-4627
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                      Units
                         Common Stock, $0.0001 par value
                         Common Stock Purchase Warrants
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            (Title of each class of securities covered by this Form)

                                      None
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  /X/            Rule 12h-3(b)(l)(i)  /X/
        Rule 12g-4(a)(l)(ii) / /            Rule 12h-3(b)(l)(ii) / /
        Rule 12g-4(a)(2)(i)  / /            Rule12h-3(b)(2)(i)   / /
        Rule 12g-4(a)(2)(ii) / /            Rule 12h-3(b)(2)(ii) / /
                                            Rule 15d-6           / /

      Approximate number of holders of record as of the certification or notice date: 0

      Pursuant to the requirements of the Securities Exchange Act of 1934, Chardan South China Acquisition Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 18, 2008              CHARDAN SOUTH CHINA ACQUISITION CORPORATION

                                    By: /s/ Richard D. Propper
                                       ----------------------------------
                                    Name: Richard D. Propper
                                    Title: Chief Financial Officer